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                                                               Exhibit (a)(1)(E)



         E-Mail Communication to EDEN Bioscience Corporation Employees,
                              Dated June 17, 2002

    I am pleased to inform you that our board of directors has approved an offer to exchange certain outstanding stock options to purchase our common stock issued under the EDEN Bioscience Corporation 1995 Combined Incentive and Nonqualified Stock Option Plan and the EDEN Bioscience Corporation 2000 Stock Incentive Plan (the "2000 Plan") for new options that we intend to issue in January 2003 under the 2000 Plan. The exercise price of the new options will equal the closing price of EDEN's stock on the date of grant (currently projected to be January 20, 2003), as quoted that day by the Nasdaq National Market. We are making this offer upon the terms and subject to the conditions set forth in the following documents, which are attached to this email:

    -   Form of letter to eligible option holders regarding offer

    -   Offer to Exchange, dated June 17, 2002

    -   Form of Election Form

    Please take time to carefully review all of these documents. In addition to this delivery via email, printed copies of these materials will be placed in the office mailbox of each Bothell employee and delivered to the home of each field employee (Tuesday delivery by Federal Express). If you do not receive the offer to exchange your options and the related documents in your office mailbox or at your home, as the case may be, and are unable to open and review the attachments to this email, please contact Phil Romney at romneyp@edenbio.com or 425-984-2118.

     The deadline for submission of your election form is 5:00 p.m., Pacific Daylight Time, on July 17, 2002, unless we extend the offer. On the first business day following the expiration date we intend to accept for cancellation all tendered options. We intend to issue new options on the first business day that is at least six months and one day after the expiration date, currently scheduled for January 20, 2003. REGARDLESS OF WHETHER OR NOT YOU CHOOSE TO PARTICIPATE IN THE OFFER, WE ASK THAT YOU COMPLETE YOUR ELECTION FORM AND DELIVER IT TO US BY THE ABOVE DEADLINE. If you have any questions regarding the offer, contact Phil Romney at the email address or telephone number set out above or me at the email address or telephone number set out below. Thanks,

Bradley S. Powell
Chief Financial Officer and Interim President powellb@edenbio.com
425-984-2120